Exhibit 99.1

Chico’s FAS, Inc. — 11215 Metro Parkway — Fort Myers, Florida 33966 — (239) 277-6200

Chico’s FAS, Inc. Reports Fourth Quarter Results

Fort Myers, FL – February 27, 2014 – Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fiscal 2013 fourth quarter and fiscal year ended February 1, 2014.

For the thirteen weeks ended February 1, 2014 (the fourth quarter), the Company reported adjusted net income of $5.9 million compared to adjusted net income of $32.7 million for the fourteen weeks ended February 2, 2013, and fourth quarter 2013 adjusted earnings per diluted share of $0.04 compared to adjusted earnings per diluted share of $0.20 in last year’s fourth quarter. The adjusted results exclude the fourth quarter 2013 impact of tax charges related to the Boston Proper non-cash goodwill impairment charge recorded in the third quarter of 2013 and the fourth quarter 2012 impact of non-recurring acquisition and integration costs, as presented in the accompanying GAAP to non-GAAP reconciliation. Including the fourth quarter 2013 tax impact of the non-cash goodwill impairment charge of $6.2 million, or $0.04 per diluted share, and the fourth quarter 2012 impact of non-recurring acquisition and integration costs of $1.2 million after tax, or $0.01 per diluted share, the Company reported a fourth quarter 2013 net loss of $0.3 million, or $0.00 per diluted share compared to fourth quarter 2012 net income of $31.5 million, or $0.19 per diluted share.

For the fifty-two weeks ended February 1, 2014 (fiscal 2013), the Company reported adjusted net income of $137.0 million compared to adjusted net income of $182.2 million for the fifty-three week year ended February 2, 2013 (fiscal 2012), and fiscal 2013 adjusted earnings per diluted share of $0.85 compared to adjusted earnings per diluted share of $1.09 in fiscal 2012. The adjusted results exclude the fiscal 2013 impact of Boston Proper non-cash goodwill and trade name impairment charges and the fiscal 2013 and 2012 impact of non-recurring acquisition and integration costs, as presented in the accompanying GAAP to non-GAAP reconciliation. Including the fiscal 2013 impact of the Boston Proper non-cash goodwill and trade name impairment charges of $70.5 million after tax, or $0.44 per diluted share, and non-recurring acquisition and integration costs in fiscal 2013 and 2012 of $0.6 million after tax, or $0.00 per diluted share, and $2.0 million after tax, or $0.01 per diluted share, respectively, the Company reported fiscal 2013 net income of $65.9 million, or $0.41 per diluted share compared to fiscal 2012 net income of $180.2 million, or $1.08 per diluted share.

Net Sales

For the fourth quarter, net sales were $610.2 million, a decrease of 6.4% compared to $651.9 million in last year’s fourth quarter, primarily reflecting 115 net new stores for a square footage increase of 8.4%, offset by a decrease in comparable sales and approximately $38 million attributable to the fifty-third week of fiscal 2012. Comparable sales for the fourth quarter decreased 3.4% following a 3.7% increase in last year’s fourth quarter, reflecting lower average dollar sale and transaction count, primarily as a result of the impact of a highly promotional environment in response to lower traffic. The fifty-third week in fiscal 2012 is excluded from comparable sales calculations.

For the fourth quarter, the Chico’s/Soma Intimates brands’ comparable sales decreased 1.5% following a 2.3% increase in last year’s fourth quarter for a two-year stack of up 0.8%. The Chico’s brand experienced a low-single digit comparable sales decrease in the fourth quarter compared to flat comparable sales in last year’s fourth quarter and the Soma Intimates brand experienced a mid-single digit comparable sales increase in the fourth quarter compared to a double-digit increase in last year’s fourth quarter. The White House | Black Market brand’s comparable sales decreased 6.6% following a 6.3% increase in last year’s fourth quarter for a two-year stack of down 0.3%. Boston Proper net sales decreased $9.7 million, primarily reflecting decreased customer demand.

For fiscal 2013, net sales were $2.586 billion, an increase of 0.2% compared to $2.581 billion in fiscal 2012, primarily reflecting 115 net new stores for an 8.4% square footage increase, substantially offset by a decrease in comparable sales and net sales of approximately $38 million attributable to the fifty-third week of fiscal 2012. Comparable sales for 2013 decreased 1.8% following a 7.2% increase in 2012, reflecting lower average dollar sale, partially offset by higher transaction count, primarily as a result of the impact of a highly promotional environment in response to lower traffic and the cycling of strong comparable sales last year. The fifty-third week in fiscal 2012 is excluded from comparable sales calculations.

For fiscal 2013, the Chico’s/Soma Intimates brands’ comparable sales decreased 2.7% following a 7.5% increase in 2012 for a two-year stack of up 4.8%. The Chico’s brand experienced a mid-single digit comparable sales decrease compared to a mid-single digit increase last year and the Soma Intimates brand experienced a mid-single digit comparable sales increase compared to a double-digit increase last year. The White House | Black Market brand’s comparable sales for fiscal 2013 were flat following a 6.5% increase in 2012 for a two-year stack of up 6.5%. Boston Proper net sales decreased $26.9 million, primarily reflecting decreased customer demand and the adverse impact of post-acquisition information systems conversions in early 2013.

Gross Margin

For the fourth quarter, gross margin was $309.6 million compared to $346.7 million in last year’s fourth quarter. Gross margin was 50.7% of net sales, a 250 basis point decrease from last year’s fourth quarter, primarily reflecting increased promotional activity in response to lower traffic, partially offset by lower incentive compensation as a percent of net sales.

Selling, General and Administrative Expenses

For the fourth quarter, selling, general and administrative expenses (“SG&A”) were $302.4 million compared to $296.1 million in last year’s fourth quarter. SG&A was 49.5% of net sales, a 410 basis point increase from last year’s fourth quarter, primarily reflecting sales deleverage of store and marketing expenses and the impact of investment spending on strategic initiatives, partially offset by lower incentive compensation as a percent of net sales.

Goodwill Impairment Charge

The fourth quarter 2013 results included a $6.2 million income tax charge, or $0.04 per diluted share, related to the Boston Proper non-cash goodwill impairment recorded in the third quarter of 2013.

Income Tax Provision

The fourth quarter income tax provision of $7.7 million, an effective tax rate of 104.7%, reflected the impact of the Boston Proper goodwill impairment charge on the annual effective tax rate. Excluding the tax impact of the impairment charge, the fourth quarter effective tax rate would have been 20.0% compared to an effective tax rate of 35.7% for the same period last year, primarily reflecting favorable tax settlements and credits.

Inventories

In-store inventories per square foot decreased 0.8% when compared to the comparable period last year for a two year decline of 1.1%. At the end of the fourth quarter, total inventories increased $10.2 million, or 5%, over the same period last year, when excluding $11.0 million related to 115 net new stores and $10.1 million related to the impact of the Chinese New Year shifting from February 10, 2013 to January 31, 2014 to ensure timely seasonal receipts.

Share Repurchase Program

During the fourth quarter of fiscal 2013, the Company repurchased 6.7 million shares for $125.0 million under its $300 million share repurchase program announced in February 2013. During fiscal 2013 and fiscal 2012, the Company repurchased a total of 13.8 million shares for $245.0 million and 6.3 million shares for $107.4 million, respectively.

On December 19, 2013, the Company announced that its Board approved a new $300 million share repurchase program of our outstanding common stock and cancelled in its entirety the prior $300 million share repurchase program, effective December 19, 2013. The entire $300 million remained available at the end of the fourth quarter.

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico’s, White House | Black Market, Soma Intimates, and Boston Proper, is a leading omni-channel specialty retailer of women’s private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing items.

As of February 1, 2014, the Company operated 1,472 stores in the US and Canada. The Company’s merchandise is also available at www.chicos.com, www.whbm.com, www.soma.com, and www.bostonproper.com. For more detailed information on Chico’s FAS, Inc., please go to our corporate website at www.chicosfas.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

(Financial Tables Follow)

Executive Contact:

Todd Vogensen

Senior Vice President- Finance

Chico’s FAS, Inc.

(239) 346-4199

Chico’s FAS, Inc. and Subsidiaries Condensed

Consolidated Statements of Income (Loss)

(Unaudited)

(in thousands, except per share amounts)

	Fifty-Two Weeks Ended		Fifty-Three Weeks Ended		Thirteen Weeks Ended		Fourteen Weeks Ended
	February 1, 2014		February 2, 2013		February 1, 2014		February 2, 2013
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net sales:
Chico’s/Soma Intimates	$1,630,147	63.0%	$1,647,476	63.8%	$374,933	61.4%	$395,844	60.7%
White House | Black Market	858,972	33.2%	809,775	31.4%	215,284	35.3%	226,302	34.7%
Boston Proper	96,918	3.8%	123,806	4.8%	20,016	3.3%	29,706	4.6%

Total net sales	2,586,037	100.0%	2,581,057	100.0%	610,233	100.0%	651,852	100.0%
Cost of goods sold	1,169,406	45.2%	1,129,257	43.8%	300,598	49.3%	305,124	46.8%

Gross margin	1,416,631	54.8%	1,451,800	56.2%	309,635	50.7%	346,728	53.2%
Selling, general and administrative expenses	1,202,068	46.5%	1,161,105	45.0%	302,378	49.5%	296,118	45.4%
Goodwill and trade name impairment charges	72,466	2.8%	—	0.0%	—	0.0%	—	0.0%
Acquisition and integration costs	914	0.0%	3,157	0.1%	—	0.0%	1,836	0.3%

Income from operations	141,183	5.5%	287,538	11.1%	7,257	1.2%	48,774	7.5%
Interest income, net	500	0.0%	881	0.0%	95	0.0%	248	0.0%

Income before income taxes	141,683	5.5%	288,419	11.1%	7,352	1.2%	49,022	7.5%
Income tax provision	75,800	3.0%	108,200	4.2%	7,700	1.3%	17,500	2.7%

Net income (loss)	$65,883	2.5%	$180,219	6.9%	$(348)	(0.1%)	$31,522	4.8%

Per share data:

Net income (loss) per common share-basic	$0.41		$1.09		$0.00		$0.19

Net income (loss) per common and common equivalent share–diluted	$0.41		$1.08		$0.00		$0.19

Weighted average common shares outstanding–basic	155,048		162,989		150,291		161,051

Weighted average common and common equivalent shares outstanding–diluted	155,995		164,119		150,291		162,203

Dividends declared per share	$0.24		$0.21		$0.075		$0.0525

Chico’s FAS, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	February 1, 2014	February 2, 2013

ASSETS
Current Assets:
Cash and cash equivalents	$36,444	$56,859
Marketable securities, at fair value	116,002	272,499
Inventories	238,145	206,849
Prepaid expenses and other current assets	50,698	61,786

Total Current Assets	441,289	597,993

Property and Equipment, net	631,050	608,120

Other Assets:
Goodwill	171,427	238,693
Other intangible assets, net	118,196	127,754
Other assets, net	9,229	8,068

Total Other Assets	298,852	374,515

	$1,371,191	$1,580,628

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$131,254	$129,387
Other current and deferred liabilities	142,073	173,024

Total Current Liabilities	273,327	302,411

Noncurrent Liabilities:
Deferred liabilities	138,874	132,374
Deferred taxes	49,887	52,644

Total Noncurrent Liabilities	188,761	185,018

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1,522	1,628
Additional paid-in capital	382,088	348,775
Retained earnings	525,381	742,580
Accumulated other comprehensive income	112	216

Total Stockholders’ Equity	909,103	1,093,199

	$1,371,191	$1,580,628

Chico’s FAS, Inc. and Subsidiaries

Condensed Consolidated Cash Flow Statements

(Unaudited)

(in thousands)

	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	February 1, 2014	February 2, 2013
Cash Flows From Operating Activities:
Net income	$65,883	$180,219

Adjustments to reconcile net income to net cash provided by operating activities —
Goodwill and trade name impairment charges	72,466	—
Depreciation and amortization	118,303	108,471
Deferred tax expense (benefit)	10,231	(4,211)
Stock-based compensation expense	27,145	26,453
Excess tax benefit from stock-based compensation	(2,483)	(7,952)
Deferred rent and lease credits	(18,863)	(16,812)
Loss on disposal and impairment of property and equipment	1,736	2,765
Changes in assets and liabilities:
Inventories	(31,296)	(12,379)
Prepaid expenses and other assets	(2,767)	(3,956)
Accounts payable	1,867	28,992
Accrued and other liabilities	(5,540)	66,683

Net cash provided by operating activities	236,682	368,273

Cash Flows From Investing Activities:
Decrease (increase) in marketable securities	156,394	(83,677)
Purchases of property and equipment	(138,510)	(164,690)

Net cash provided by (used in) investing activities	17,884	(248,367)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	12,395	16,531
Excess tax benefit from stock-based compensation	2,483	7,952
Dividends paid	(38,255)	(34,928)
Repurchase of common stock	(251,646)	(111,521)

Net cash used in financing activities	(275,023)	(121,966)

Effects of exchange rate changes on cash and cash equivalents	42	—

Net decrease in cash and cash equivalents	(20,415)	(2,060)
Cash and Cash Equivalents, Beginning of period	56,859	58,919

Cash and Cash Equivalents, End of period	$36,444	$56,859

Supplemental Detail on Earnings Per Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of basic earnings per share pursuant to the “two-class” method. For the Company, participating securities are comprised of unvested restricted stock awards.

Earnings per share is determined using the two-class method, as it is more dilutive than the treasury stock method. Basic earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects the dilutive effect of potential common shares from securities such as stock options and performance-based restricted stock units (“PSUs”). For the thirteen weeks ended February 1, 2014, potential common shares from securities such as stock options and PSUs were excluded from the computation of diluted EPS because they were antidilutive.

The following unaudited table sets forth the computation of basic and diluted earnings per share shown on the face of the accompanying condensed consolidated statements of income:

	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended	Thirteen Weeks Ended	Fourteen Weeks Ended
	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
Numerator

Net income (loss)	$65,883	$180,219	$(348)	$31,522

Net income and dividends declared allocated to unvested restricted stock	(1,746)	(3,309)	—	(580)

Net income (loss) available to common stockholders	$64,137	$176,910	$(348)	$30,942

Denominator

Weighted average common shares outstanding – basic	155,047,529	162,988,767	150,291,203	161,051,252

Dilutive effect of outstanding awards	947,332	1,130,313	—	1,151,804

Weighted average common and common equivalent shares outstanding – diluted	155,994,861	164,119,080	150,291,203	162,203,056

Net income (loss) per common share*:
Basic	$0.41	$1.09	$0.00	$0.19

Diluted	$0.41	$1.08	$0.00	$0.19

*	Due to the differences between quarterly and year-to-date weighted average share counts and the effect of quarterly rounding to the nearest cent per share, the year-to-date calculation of GAAP and non-GAAP EPS may not equal the sum of the quarters.

SEC Regulation G - The Company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). However, to supplement these consolidated financial results, management believes that certain non-GAAP results, which exclude certain non-recurring charges including goodwill and trade name impairment and acquisition and integration costs, may provide a more meaningful measure on which to compare the Company’s results of operations between periods. The Company believes these non-GAAP results provide useful information to both management and investors by excluding certain expenses that impact the comparability of the results. A reconciliation of net income and earnings per diluted share on a GAAP basis to net income and earnings per diluted share on a non-GAAP basis is presented in the table below:

Chico’s FAS, Inc. and Subsidiaries

GAAP to Non-GAAP Reconciliation of Net Income (Loss) and Diluted EPS

(Unaudited)

(in thousands, except per share amounts)

	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended	Thirteen Weeks Ended	Fourteen Weeks Ended
	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
Net income (loss):

GAAP basis	$65,883	$180,219	$(348)	$31,522
Add: Impact of goodwill and trade name impairment charges, net of tax	70,499	—	6,233	—
Add: Impact of acquisition and integration costs, net of tax	577	1,973	—	1,181

Non-GAAP adjusted basis	$136,959	$182,192	$5,885	$32,703

Net income (loss) per diluted share:

GAAP basis	$0.41	$1.08	$0.00	$0.19
Add: Impact of goodwill and trade name impairment charges, net of tax	0.44	0.00	0.04	0.00
Add: Impact of acquisition and integration costs, net of tax	0.00	0.01	0.00	0.01

Non-GAAP adjusted basis	$0.85	$1.09	$0.04	$0.20

Chico’s FAS, Inc. and Subsidiaries

Store Count and Square Footage

Thirteen Weeks Ended February 1, 2014

(Unaudited)

	As of 11/2/13	New Stores	Closures	As of 2/1/14
Store count:
Chico’s frontline boutiques	617	—	(6)	611
Chico’s outlets	108	3	(1)	110
WH|BM frontline boutiques	434	3	(1)	436
WH|BM outlets	56	3	—	59
WH|BM Canada	2	1	—	3
Soma frontline boutiques	232	2	(2)	232
Soma outlets	17	—	—	17
Boston Proper frontline boutiques	4	—	—	4

Total Chico’s FAS, Inc.	1,470	12	(10)	1,472

	As of 11/2/13	New Stores	Closures	Other changes in SSF	As of 2/1/14
Net selling square footage (SSF):
Chico’s frontline boutiques	1,684,520	—	(13,854)	1,559	1,672,225
Chico’s outlets	272,525	7,228	(2,178)	648	278,223
WH|BM frontline boutiques	978,304	7,986	(1,087)	1,505	986,708
WH|BM outlets	115,096	6,500	—	(31)	121,565
WH|BM Canada	5,461	2,526	—	—	7,987
Soma frontline boutiques	439,937	4,423	(3,588)	615	441,387
Soma outlets	32,682	—	—	—	32,682
Boston Proper frontline boutiques	6,003	—	—	—	6,003

Total Chico’s FAS, Inc.	3,534,528	28,663	(20,707)	4,296	3,546,780

Chico’s FAS, Inc. and Subsidiaries

Store Count and Square Footage

Fifty-Two Weeks Ended February 1, 2014

(Unaudited)

	As of 2/2/13	New Stores	Closures	As of 2/1/14
Store count:
Chico’s frontline boutiques	606	15	(10)	611
Chico’s outlets	99	12	(1)	110
WH|BM frontline boutiques	398	41	(3)	436
WH|BM outlets	45	14	—	59
WH|BM Canada	—	3	—	3
Soma frontline boutiques	193	45	(6)	232
Soma outlets	16	1	—	17
Boston Proper frontline boutiques	—	4	—	4

Total Chico’s FAS, Inc.	1,357	135	(20)	1,472

	As of 2/2/13	New Stores	Closures	Other changes in SSF	As of 2/1/14
Net selling square footage (SSF):
Chico’s frontline boutiques	1,653,252	39,663	(23,246)	2,556	1,672,225
Chico’s outlets	251,846	28,175	(2,178)	380	278,223
WH|BM frontline boutiques	873,183	104,760	(5,334)	14,099	986,708
WH|BM outlets	91,619	30,130	—	(184)	121,565
WH|BM Canada	—	7,987	—	—	7,987
Soma frontline boutiques	370,770	88,319	(11,451)	(6,251)	441,387
Soma outlets	30,773	1,909	—	—	32,682
Boston Proper frontline boutiques	—	6,003	—	—	6,003

Total Chico’s FAS, Inc.	3,271,443	306,946	(42,209)	10,600	3,546,780